Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Fourth Quarter
and Year End 2019 Financial Results

Achieves record levels in total revenue, NOI and FFOM per share with 15 consecutive years of growth in same store rental rate, rental revenue and NOI, and launches ESG Initiative.

AUSTIN, Texas -- (BUSINESS WIRE)—February 18, 2020--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2019.

Highlights

Fourth Quarter 2019

•	Reported net income attributable to ACC of $24.7 million or $0.18 per fully diluted share, versus
$47.5 million or $0.34 per fully diluted share in the fourth quarter 2018.

•	Reported FFOM of $99.4 million or $0.72 per fully diluted share, versus $100.2 million or $0.72 in the fourth quarter prior year.

▪	Grew same store net operating income (NOI) by 1.3 percent over the fourth quarter prior year with revenues increasing 2.1 percent and operating expenses increasing 3.4 percent.

▪	Increased same store average physical occupancy to 97.5 percent for the fourth quarter 2019 compared to 97.3 percent for the fourth quarter 2018.

•
Selected as the strategic housing master plan partner for West Virginia University. The comprehensive award is anticipated to include multiple phases of on-campus housing including various renovation and redevelopment projects.

•	Completed the disposition of Landmark, a 606-bed property located in Ann Arbor, Michigan with proceeds of $100.0 million representing an economic cap rate of 4.1 percent.

•
Subsequent to year end, took advantage of the low interest rate environment by issuing $400.0 million of 10-year senior unsecured notes at a yield of 2.872 percent, representing a record low credit spread and yield for a mid-BBB rated REIT and one of the lowest credit spreads and yields of any 10-year REIT benchmark offering in history.

▪
Launched a long-term partnership with the Hi, How Are You Project as the non-profit’s Hero partner with the mission to support mental health among college students. The partnership provides company staff with peer-to-peer support training, communication resources and events, including the internationally broadcast Hi, How Are You Day benefit concert.

▪
Recognized as an honoree of Texan by Nature 20 (TxN20), an official ranking of the top 20 companies in Texas for its leadership and commitment to conservation and sustainability by Texan by Nature, a Texas-led conservation non-profit founded by former First Lady Laura Bush.

Full Year 2019

▪
Reported net income attributable to ACC of $85.0 million or $0.60 per fully diluted share, versus $117.1 million or $0.84 per fully diluted share for the full year 2018. Excluding a $42.3 million net gain from the disposition of real estate in the prior year, net income attributable to ACC would have been $74.8 million for the full year 2018.

▪	Grew FFOM to a record $336.2 million and $2.42 per fully diluted share, compared to $319.8 million or $2.31 for the full year 2018.

▪
Increased same store NOI by 2.7 percent over the year ended December 31, 2018, with revenues increasing 2.7 percent and operating expenses increasing 2.7 percent, achieving the company’s 15th consecutive year of growth in same store NOI.

▪
Delivered five new owned development and presale development projects into service. Totaling $407.3 million, the communities were 98.1 percent occupied as of September 30 and are located an average of one-tenth of a mile from their respective campuses.

▪
Awarded five new on-campus development projects including an American Campus Equity (ACE)® development, two third-party projects and two multi-phase master plan development partner awards which include the potential for both ACE and third-party transaction structures. Total development value for these projects is expected to be approximately $2.5 billion and over 12,000 beds upon completion.

▪	Continued construction on owned development projects totaling approximately 11,300 beds and $785.8 million with deliveries scheduled to occur in 2020 through 2023.

▪	In May, increased the common dividend to $1.88 per share on an annualized basis, an increase of 39 percent since 2012.

▪	Completed Environmental, Social, Governance (ESG) assessment and published a Letter of Commitment to ESG Initiatives.

“2019 was a successful year for American Campus in many areas—we raised our earnings guidance and performed at the high end of our NOI expectations, set company records in revenue and FFOM per share, and produced our 15th consecutive year of growth in same store rental rate, rental revenue and NOI,” said Bill Bayless, American Campus Communities CEO. “As we enter 2020, we are excited about the opportunities before us including a healthy fundamental environment with new supply levels in our markets near the lowest levels in a decade and the opening of three ACE developments including our pioneering project at Walt Disney World® Resort for the Disney College Program.”

Fourth Quarter Operating Results

Revenue for the 2019 fourth quarter totaled $255.8 million, an increase of 4.1 percent from $245.9 million in the fourth quarter 2018, and operating income for the quarter totaled $55.7 million versus $67.5 million in the prior year fourth quarter. The increase in revenue was primarily due to increased occupancy, rental rates and growth associated with recently completed development and presale development projects. Net income for the 2019 fourth quarter totaled $24.7 million, or $0.18 per fully diluted share, compared with net income of $47.5 million, or $0.34 per fully diluted share, for the same quarter in 2018. FFO for the 2019 fourth quarter totaled $89.8 million, or $0.65 per fully diluted share, compared to $113.3 million, or $0.82 per fully diluted share for the same quarter in 2018. The decrease in operating income, net income and FFO was primarily due to a $14.0 million non-cash impairment charge for an intangible asset related to a property tax incentive arrangement that was recorded upon the acquisition of one owned property in 2015. In addition, net income and FFO in the fourth quarter of 2018 benefited from an $8.7 million gain from the extinguishment of debt. FFOM for the 2019 fourth quarter was $99.4 million, or $0.72 per fully diluted share, as compared to $100.2 million, or $0.72 per fully diluted share for the same quarter in 2018. A reconciliation of FFO and FFOM to net income is provided in Table 3.

Same store NOI was $123.7 million in the quarter, up 1.3 percent from $122.1 million in the 2018 fourth quarter. Same store revenues increased by 2.1 percent over the 2018 fourth quarter due to an increase in average occupancy and rental rates for the 2019-2020 academic year. Same store operating expenses increased by 3.4 percent over the prior year quarter. NOI for the total owned portfolio increased 4.5 percent to $143.9 million for the quarter from $137.7 million in the comparable period of 2018. A reconciliation of same store NOI to total NOI is provided in Table 4.

Portfolio Update

Developments
The company continued construction on its $785.8 million development pipeline that includes expected deliveries in Fall 2020 through 2023. These projects are all core Class A assets located on campus in their respective markets and remain on track to meet their targeted stabilized development yields in the range of 6.25 – 6.8 percent.
Third-Party Services
The company was selected as the strategic housing master plan partner for West Virginia University following a competitive procurement process. The comprehensive award is anticipated to include multiple phases of on-campus housing including various renovation and redevelopment projects although the full scope, transaction structure, feasibility, fees, and timing have not yet been determined and will be evaluated during the due diligence process.

Capital Recycling Update

During the quarter, the company completed the sale of Landmark, a 606-bed property serving students attending the University of Michigan in Ann Arbor. The property was sold for $100.0 million which represents an economic cap rate of 4.1 percent based on in-place rental revenue, escalated trailing-12 operating expenses and historical average capital expenditures.
The company is in the final stages of the sale of one asset serving students attending the University of Maryland in College Park. The disposition of the previously acquired asset is expected to close in the first quarter of 2020 with anticipated proceeds of approximately $148.0 million representing a 4.1 percent economic cap rate.
Capital Markets
On January 30, 2020, the company issued $400.0 million of 10-year unsecured notes at a coupon rate of 2.85 percent and a yield of 2.872 percent. The issuance represented a record low credit spread and yield for a mid-BBB rated REIT and one of the lowest credit spreads and yields of any 10-year REIT benchmark offering in history. The company used the proceeds to prepay $400.0 million of 3.350% unsecured notes that were previously due to mature October 1, 2020. The prepayment resulted in approximately $4.8 million in debt extinguishment costs during the first quarter of 2020, which will be excluded from the company’s FFOM. The issuance and redemption reduced the company’s weighted average interest rate on debt and lengthened the average maturity by 1.1 years to 5.6 years.
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.
Corporate Responsibility Update
Since its formation, the company has aspired to high standards of ethics, transparency, governance, labor practices, resident engagement, developing and operating efficient and sustainable communities, and being a good business partner. Formalizing its long-term initiative, in 2018 and continuing in 2019, the company created an ESG Committee sponsored by the company’s president and engaged a third-party ESG consultant to assist in the assessment of priorities and communication strategies.

During 2019, the committee and consultant completed an ESG evaluation of the company’s existing strengths, weaknesses, opportunities and threats, executed an entity-level ESG analysis, benchmarked existing practices versus those publicly disclosed from a selection of peers and published a Letter of Commitment to ESG found on the company’s website. In addition, a selection of recent ESG highlights include:

•
Improved the company’s market-leading governance characteristics by enhancing the board of directors’ diversity of thought and professional expertise and achieved female representation totaling 3 of 8 independent members.

•
Developed in partnership with the University of California, Irvine, what will be the company’s first net-zero energy community, where annual energy used is matched by renewable energy generated on-site, achieving carbon neutral status. Plaza Verde is targeted to achieve LEED-Platinum rating from the U.S. Green Building Council, along with the company’s ACE project with Northeastern University in Boston, LightView, bringing ACC’s total number of LEED developments to 37.

•
Retrofitted many acquired and older communities with sustainability best practices established in newer developments. For example, since 2015 the company has completed nearly 100 LED lighting retrofit projects, reducing annual energy usage by an estimated 27 million kilowatt hours, the equivalent of the annual energy output of more than 2,400 homes.

•
Formed a long-term partnership with the Hi, How Are You Project aimed at tackling issues of mental health among college students as part of the company’s mission to support the wellbeing of its residents. A guiding tenet for the American Campus Residence Life program, this awareness initiative includes staff training on peer-to-peer support that launched at more than 200 properties across the country, resident social events to build connection and community, and information on health and wellness.

•
Since its inception, the American Campus Charity Foundation has given nearly $4 million to charitable organizations focused on supporting youth in need and education in the Austin community as well as in the local communities where the company operates.

“Corporate responsibility is fundamental to our mission to consistently provide every resident and team member with an environment conducive to healthy living, personal growth, academic achievement and professional success,” said Jim Hopke, American Campus Communities President. “This mission drives the company’s ESG vision to create healthy, sustainable environments with a sense of community and connection by giving back, investing in our employees and driving long-term value for all stakeholders. Our ESG team and the entire organization are pleased with the 2019 advancements and are excited to further not only the ESG program but an overall business strategy that serves our full set of stakeholders – including our investors, residents, employees, university clients, supply chain and vendor partners and communities.”
2020 Outlook
The company believes that the financial results for the fiscal year ending December 31, 2020 may be affected by, among other factors:

▪	national and regional economic trends and events;

▪	the success of leasing the company’s owned properties for the 2020-2021 academic year;

▪	the timing and amount of any acquisitions, dispositions or joint venture activity;

▪	interest rate risk;

▪	the timing of commencement and completion of construction on owned development projects;

▪	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;

▪	university enrollment, funding and policy trends;

▪	the ability of the company to earn third-party management revenues;

▪	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;

▪	the ability of the company to integrate any acquired properties;

▪	the outcome of legal proceedings arising in the normal course of business; and

▪	the finalization of property tax rates and assessed values in certain jurisdictions.

Based upon these factors, management anticipates that fiscal year 2020 FFO will be in the range of $2.44 to $2.54 per fully diluted share and FFOM will be in the range of $2.41 to $2.51 per fully diluted share. Additionally, management anticipates that first quarter 2020 FFO will be in the range of $0.67 to $0.68 per fully diluted share and FFOM will be in the range of $0.67 to $0.69 per fully diluted share. For additional details regarding the company’s 2020 outlook, please see pages S-18 and S-19 of the Supplemental Analyst Package 4Q 2019. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and full year 2019 results and the 2020 outlook on Wednesday, February 19, 2020 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 1199756, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until March 4, 2020 by dialing 877-344-7529 or 412-317-0088 conference number 10138120. Additionally, the replay will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of December 31, 2019, American Campus Communities owned 167 student housing properties containing approximately 112,800 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 203 properties with approximately 139,300 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. For discussions of some risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our expected 2020 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2019	December 31, 2018
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,694,715	$6,583,397
On-campus participating properties, net	75,188	77,637
Investments in real estate, net	6,769,903	6,661,034

Cash and cash equivalents	54,650	71,238
Restricted cash	26,698	35,279
Student contracts receivable, net	13,470	8,565
Operating lease right of use assets [1]	460,857	—
Other assets [1]	234,176	262,730

Total assets	$7,559,754	$7,038,846

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$787,426	$853,084
Unsecured notes, net	1,985,603	1,588,446
Unsecured term loans, net	199,121	198,769
Unsecured revolving credit facility	425,700	387,300
Accounts payable and accrued expenses	88,411	88,767
Operating lease liabilities [2]	473,070	—
Other liabilities [2]	157,368	191,233
Total liabilities	4,116,699	3,307,599

Redeemable noncontrolling interests	104,381	184,446

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,373	1,370
Additional paid in capital	4,458,456	4,458,240
Common stock held in rabbi trust	(3,486)	(3,092)
Accumulated earnings and dividends	(1,144,721)	(971,070)
Accumulated other comprehensive loss	(16,946)	(4,397)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,294,676	3,481,051
Noncontrolling interests – partially owned properties	43,998	65,750
Total equity	3,338,674	3,546,801

Total liabilities and equity	$7,559,754	$7,038,846

1.
For purposes of calculating net asset value ("NAV") at December 31, 2019, the company excludes other assets of approximately $4.4 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases and operating lease right of use assets disclosed above associated with new lease accounting guidance that was adopted by the company on January 1, 2019.

2.
For purposes of calculating NAV at December 31, 2019, the company excludes other liabilities of approximately $46.3 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above associated with new lease accounting guidance that was adopted by the company on January 1, 2019.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues
Owned properties [1]	$238,908	$228,105	$877,565	$825,959
On-campus participating properties [1]	11,558	10,991	36,346	34,596
Third-party development services	662	3,398	13,051	7,281
Third-party management services	3,818	2,503	12,936	9,814
Resident services	889	876	3,144	3,160
Total revenues	255,835	245,873	943,042	880,810

Operating expenses
Owned properties [1]	95,896	91,328	390,664	373,521
On-campus participating properties [1]	3,443	3,572	15,028	14,602
Third-party development and management services	5,786	3,886	19,915	15,459
General and administrative [2]	8,486	7,482	31,081	34,537
Depreciation and amortization	68,546	68,756	275,046	263,203
Ground/facility leases	4,151	3,329	14,151	11,855
(Gain) loss from disposition of real estate, net	(229)	—	53	(42,314)
Provision for impairment [3]	14,013	—	17,214	—
Other operating income	—	—	—	(2,648)
Total operating expenses	200,092	178,353	763,152	668,215

Operating income	55,743	67,520	179,890	212,595

Nonoperating income (expenses)
Interest income	831	1,094	3,686	4,834
Interest expense	(28,855)	(27,021)	(111,287)	(99,228)
Amortization of deferred financing costs	(1,347)	(1,072)	(5,012)	(5,816)
Gain from extinguishment of debt, net [4]	—	8,651	20,992	7,867
Other nonoperating income	—	731	—	1,301
Total nonoperating expenses	(29,371)	(17,617)	(91,621)	(91,042)

Income before income taxes	26,372	49,903	88,269	121,553
Income tax provision [5]	(524)	(282)	(1,507)	(2,429)
Net income	25,848	49,621	86,762	119,124
Net income attributable to noncontrolling interests	(1,128)	(2,117)	(1,793)	(2,029)
Net income (loss) attributable to ACC, Inc. and Subsidiaries common stockholders	$24,720	$47,504	$84,969	$117,095
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	1,983	(2,422)	(12,549)	(1,696)
Comprehensive income	$26,703	$45,082	$72,420	$115,399

Net income (loss) per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic	$0.18	$0.34	$0.61	$0.84

Diluted	$0.18	$0.34	$0.60	$0.84

Weighted-average common shares outstanding

Basic	137,404,752	137,031,547	137,295,837	136,815,051

Diluted	138,372,433	137,903,783	138,286,778	137,722,049

1.
The company adopted new lease accounting guidance on January 1, 2019, which required the reclassification of the provision for uncollectible accounts from operating expenses to revenue. The reclassification is reflected on a prospective basis starting in the first quarter 2019, but the prior year amounts have not been reclassified. The provision for uncollectible accounts for owned properties was $1.2 million and $1.5 million for the three months ended December 31, 2019 and 2018, respectively, and was $7.3 million and $7.1 million for the twelve months ended December 31, 2019 and 2018, respectively. The provision for uncollectible accounts for on-campus participating properties was $0.1 million for both the three months ended December 31, 2019 and 2018, and was a $0.5 million benefit and a $0.3 million expense for the twelve months ended December 31, 2019 and 2018, respectively.

2.	The twelve months ended December 31, 2018 amount includes $5.8 million of transaction costs incurred in connection with the closing of the ACC / Allianz joint venture transaction in May 2018.

3.
The three and twelve months ended December 31, 2019 amount represents a non-cash impairment charge for an intangible asset related to a property tax incentive arrangement at one owned property. The twelve months ended December 31, 2019 also include an impairment charge recorded in March 2019 concurrent with the classification of one owned property as held for sale.

4.
The twelve months ended December 31, 2019 amounts represent the gain on the extinguishment of debt associated with a property that was transferred to the lender in settlement of the property's mortgage loan in July 2019.

5.
Income tax provision / benefit for the twelve months ended December 31, 2018 includes a $1.3 million provision related to an estimated taxable gain resulting from the ACC / Allianz joint venture transaction which closed in May 2018.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations (“FFO”)
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$24,720	$47,504	$84,969	$117,095
Noncontrolling interests' share of net income	1,128	2,117	1,793	2,029

JV ("Joint Venture") partners' share of net income	(1,030)	(1,757)	(1,398)	(773)
JV partners' share of depreciation and amortization	(2,156)	(2,051)	(8,644)	(5,135)
JV partners' share of FFO	(3,186)	(3,808)	(10,042)	(5,908)

(Gain) loss from disposition of real estate	(229)	—	53	(42,314)
Elimination of provision for real estate impairment	—	—	3,201	—
Total depreciation and amortization	68,546	68,756	275,046	263,203
Corporate depreciation [1]	(1,200)	(1,249)	(4,728)	(4,669)
FFO attributable to common stockholders and OP unitholders	89,779	113,320	350,292	329,436
Elimination of operations of on-campus participating properties ("OCPPs")
Net income from OCPPs	(4,449)	(3,801)	(6,587)	(5,516)
Amortization of investment in OCPPs	(2,046)	(1,963)	(8,380)	(7,819)
	83,284	107,556	335,325	316,101
Modifications to reflect operational performance of on-campus participating properties
Our share of net cashflow [2]	1,004	696	3,067	2,928
Management fees and other	652	506	2,249	1,564
Contribution from on-campus participating properties	1,656	1,202	5,316	4,492

Transaction costs [3]	451	—	598	7,586
Elimination of gain from extinguishment of debt [4]	—	(8,651)	(20,992)	(7,867)
Elimination of provision for impairment of intangible asset [5]	14,013	—	14,013	—
Elimination of gain from litigation settlement [6]	—	(675)	—	(3,323)
Elimination of FFO from property in receivership [7]	—	811	1,912	2,848
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$99,404	$100,243	$336,172	$319,837

FFO per share – diluted	$0.65	$0.82	$2.52	$2.38

FFOM per share – diluted	$0.72	$0.72	$2.42	$2.31

Weighted-average common shares outstanding - diluted	138,876,150	138,576,084	138,860,311	138,571,270

1.	Represents depreciation on corporate assets not added back for purposes of calculating FFO.

2.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to table 2).

3.
The three months and year ended December 31, 2019 amounts represent transaction costs incurred in connection with the closing of presale development transactions. The year ended December 31, 2018 amount represents transaction costs incurred in connection with the closing of a presale transaction and transaction costs incurred in connection with the closing of the ACC / Allianz real estate joint venture transaction in May 2018, net of an adjustment to estimated state income tax related to a tax gain resulting from the ACC / Allianz joint venture transaction.

4.
The year ended December 31, 2019 amount represents gains associated with the extinguishment of a mortgage loan due to the transfer of an owned property to the lender in satisfaction of the property's mortgage loan. The three months ended December 31, 2018 amount represents a gain related to the planned extinguishment of debt resulting from the unwinding of a New Market Tax Credit ("NMTC") structure at one of the company's owned properties. The year ended December 31, 2018 amount represents the gain discussed previously, offset by losses associated with the early extinguishment of mortgage loans due to real estate disposition transactions, including the sale of partial ownership interests in properties. Such costs are excluded from gains from dispositions of real estate reported in accordance with GAAP.

5.	Represents a non-cash impairment charge for an intangible asset related to a property tax incentive arrangement at one owned property.

6.	Represents a gain related to cash proceeds received from a litigation settlement.

7.	Represents FFO for an owned property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Owned properties revenues
Same store properties	$209,011	$204,651	$4,360	2.1%	$791,480	$770,510	$20,970	2.7%
New properties	29,174	18,766	10,408		78,290	28,360	49,930
Sold and held for sale properties [2]	1,612	3,998	(2,386)		10,939	23,100	(12,161)
Total revenues 3 4	$239,797	$227,415	$12,382	5.4%	$880,709	$821,970	$58,739	7.1%
Owned properties operating expenses
Same store properties	$85,308	$82,517	$2,791	3.4%	$353,944	$344,509	$9,435	2.7%
New properties	9,755	5,112	4,643		30,557	10,250	20,307
Other [5]	128	158	(30)		338	719	(381)
Sold and held for sale properties 2 6	705	1,975	(1,270)		5,825	10,894	(5,069)
Total operating expenses [3]	$95,896	$89,762	$6,134	6.8%	$390,664	$366,372	$24,292	6.6%
Owned properties net operating income
Same store properties	$123,703	$122,134	$1,569	1.3%	$437,536	$426,001	$11,535	2.7%
New properties	19,419	13,654	5,765		47,733	18,110	29,623
Other [5]	(128)	(158)	30		(338)	(719)	381
Sold and held for sale properties 2 6	907	2,023	(1,116)		5,114	12,206	(7,092)
Total net operating income	$143,901	$137,653	$6,248	4.5%	$490,045	$455,598	$34,447	7.6%

1.
The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2019 and 2018, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of December 31, 2019. Includes the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.

2.	Includes properties sold in 2018 and 2019, and one property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.

3.
The company adopted new lease accounting guidance on January 1, 2019, which required the reclassification of the provision for uncollectible accounts from operating expenses to revenue starting in the first quarter 2019. To ensure comparability between periods when calculating same store and new property results of operations, the reclassification has also been made for the prior year. See table 2 for the total amounts reclassified from operating expenses to revenue for all properties for both periods presented.

4.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

5.
Includes transaction costs and recurring professional fees related to the formation and operation of the ACC / Allianz joint venture that are included in owned properties operating expenses in the consolidated statements of comprehensive income (refer to table 2).

6.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2020 and Q1 2020 Outlook1
(dollars in thousands, except share and per share data)

	2020 Guidance		Q1 2020 Guidance
	Low	High	Low	High

Net income[2]	$82,800	$96,300	$29,500	$31,500
Noncontrolling interests' share of net income	—	—	500	500

Joint Venture ("JV") partners' share of net loss (income)	400	400	(400)	(400)
JV partners' share of depreciation and amortization	(7,600)	(7,600)	(1,900)	(1,900)
JV partners' share of funds from operations	(7,200)	(7,200)	(2,300)	(2,300)

Total depreciation and amortization	268,300	268,300	66,400	66,400
Corporate depreciation	(3,900)	(3,900)	(1,000)	(1,000)
FFO	$340,000	$353,500	$93,100	$95,100

Elimination of operations from on-campus participating properties ("OCPP")	(15,000)	(14,600)	(5,600)	(5,500)
Contribution from OCPPs	5,300	5,900	1,400	1,600
Elimination of loss from early extinguishment of debt[3]	4,800	4,800	4,800	4,800
Funds from operations - modified ("FFOM")	$335,100	$349,600	$93,700	$96,000

Net income per share - diluted	$0.59	$0.69	$0.21	$0.23

FFO per share - diluted	$2.44	$2.54	$0.67	$0.68

FFOM per share - diluted	$2.41	$2.51	$0.67	$0.69

Weighted-average common shares outstanding - diluted	139,228,200	139,228,200	139,086,700	139,086,700

1.	The company believes that the financial results for the fiscal year ending December 31, 2020 may be affected by, among other factors:

•	national and regional economic trends and events;

•	the success of leasing the company's owned properties for the 2020-2021 academic year;

•	the timing and amount of any acquisitions, dispositions or joint venture activity;

•	interest rate risk;

•	the timing of commencement and completion of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;

•	university enrollment, funding and policy trends;

•	the ability of the company to earn third-party management revenues;

•	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;

•	the ability of the company to integrate any acquired properties;

•	the outcome of legal proceedings arising in the normal course of business; and

•	the finalization of property tax rates and assessed values in certain jurisdictions.

2.	Does not include any potential gain or loss on sale from anticipated dispositions, as such will be eliminated for the purposes of calculating FFOM.

3.
Represents costs related to the prepayment of the company's $400 million 3.350% unsecured notes that were previously due to mature in October 2020 using proceeds from the company's $400 million 10-year unsecured notes issued in January 2020.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000